Exhibit 10.fff

Adopted pursuant to resolutions of the Cinergy Corp.

Benefits Committee on December 17, 2004

AMENDMENT TO THE

CINERGY CORP. NON-UNION EMPLOYEES’ 401(K) PLAN

The Cinergy Corp. Non-Union Employees’ 401(k) Plan, as amended and restated effective January 1, 2003, is hereby amended, effective as of January 1, 2005 or such other date specified below.

Explanation of Amendment

The amendment (i) clarifies that nonresident aliens with no United States source income are not eligible to participate in the Plan, (ii) provides that individuals who were terminated in connection with the transition of certain information technology-related responsibilities from the Company will be entitled to receive a profit-sharing contribution for 2004 even if they are not employed by the Company and its affiliates on December 31, 2004, (iii) clarifies the Plan’s disability provisions, (iv) reduces the amount to which an involuntary cash-out applies from $5,000 to $1,000 and provides that such determination shall be made after taking into account rollover contributions and (v) clarifies the Plan’s ERISA Section 404(c) provisions.

Amendment

(a)            Section 2.1(o) of the Plan is hereby amended and restated in its entirety to provide as follows:

“Eligible Employee” means an Employee on the payroll of an Employer who has attained age 18, provided, however, that an “Eligible Employee” shall not include (1) an Employee whose terms and conditions of employment are governed by a collective bargaining agreement unless the collective bargaining agreement provides for such participation, (2) a “leased employee” (as defined in Section 3.3), (3) an individual who is classified by the Employer as a summer laborer or a summer employee and (4) an individual who is a nonresident alien and who receives no earned income (within the meaning of Section 911(d)(2) of the Code) from an Employer which constitutes income from sources within the United States (within the meaning of Section 861(a)(3) of the Code).”

(b)            Effective as of January 1, 2004, Section 4.10(a) of the Plan is hereby amended and restated in its entirety to provide as follows:

“Balanced Profit Sharing Contributions.  Each Employer may, in its discretion, make a Balanced Profit Sharing Contribution to the Plan for a Plan Year in an amount determined by the Company.  Any Balanced Profit Sharing Contribution made by an Employer for a Plan Year shall be allocated among Balanced Program Employees (as defined in Subsection 4.10(c) below) who are employed with the Employer as Balanced

Program Employees on the last day of the Plan Year, provided, however, that any Balanced Profit Sharing Contribution made by an Employer for the Plan Year ending on December 31, 2004 shall be allocated among (i) Balanced Program Employees (as defined in Subsection 4.10(c) below) who are employed with the Employer as Balanced Program Employees on the last day of the Plan Year and (ii) any individual who was a Balanced Program Employee during at least one day of the Plan Year and who voluntarily terminated employment with the Company and its Affiliates, between August 7, 2004 and October 31, 2004, and commenced employment with Computer Sciences Corporation, International Business Machines Corporation or dbaDirect Inc., or one of their affiliates, in connection with the transition of certain information technology-related responsibilities from the Company.  The allocable share of each such Balanced Program Employee described in the preceding sentence shall be in the ratio which his Profit Sharing Earnings (as defined in Subsection 4.10(c) below) bears to the aggregate of such Profit Sharing Earnings for all such Balanced Program Employees.”

(c)            Effective as of January 1, 2004, Section 4.10(b) of the Plan is hereby amended and restated in its entirety to provide as follows:

“Investor Profit Sharing Contributions.  Each Employer may, in its discretion, make an Investor Profit Sharing Contribution to the Plan for a Plan Year in an amount determined by the Company.  Any Investor Profit Sharing Contribution made by an Employer for a Plan Year shall be allocated among Investor Program Employees (as defined in Subsection 4.10(c) below) who are employed with the Employer as Investor Program Employees on the last day of the Plan Year, provided, however, that any  Investor Profit Sharing Contribution made by an Employer for the Plan Year ending on December 31, 2004 shall be allocated among (i) Investor Program Employees (as defined in Subsection 4.10(c) below) who are employed with the Employer as Investor Program Employees on the last day of the Plan Year and (ii) any individual who was an Investor Program Employee during at least one day of the Plan Year and who voluntarily terminated employment with the Company and its Affiliates, between August 7, 2004 and October 31, 2004, and commenced employment with Computer Sciences Corporation, International Business Machines Corporation or dbaDirect Inc., or one of their affiliates, in connection with the transition of certain information technology-related responsibilities from the Company.  The allocable share of each such Investor Program Employee described in the preceding sentence shall be in the ratio which his Profit Sharing Earnings (as defined in Subsection 4.10(c) below) bears to the aggregate of such Profit Sharing Earnings for all such Investor Program Employees.”

(d)            The first sentence of Section 5.3 of the Plan is hereby amended and restated in its entirety to provide as follows:

“Upon a Member’s termination of employment for any reason, including retirement or death, or upon a Member’s Disability, the Member’s Profit Sharing Account shall be distributable as provided in Article 6.”

(e)            The first sentence of Section 6.1 of the Plan is hereby amended and restated in its entirety to provide as follows:

“Upon a Member’s termination of employment for any reason, including retirement or death, or upon a Member’s Disability, the vested amount of the Member’s Account will be distributable to the Member, or to the Member’s Beneficiary in case of the Member’s death.”

(f)             Effective with respect to distributions on or after March 28, 2005, Section 6.2(b) of the Plan is hereby amended and restated in its entirety to provide as follows:

“If the vested portion of the Member’s Account to be distributed pursuant to Section 6.1 does not exceed $1,000, then the distribution will be made as soon as practicable following termination of employment.  If the value of the vested portion of the Member’s Account exceeds $1,000, then the distribution will be made as of any Valuation Date elected by the Member, subject to (a) through (g).”

(g)            Effective with respect to distributions on or after March 28, 2005, the first sentence of the second paragraph of Section 6.3(c) of the Plan is hereby amended and restated in its entirety to provide as follows:

“If a Member dies prior to commencement of distribution of his Account, and the value of the vested portion of his Account balance exceeds $1,000, the Member’s Beneficiary may elect to receive distribution of the vested portion of the Member’s Account in a lump sum or in annual installments over a period not exceeding the greater of ten years or the Beneficiary’s life expectancy as of the date payments commence.”

(h)            Section 7.3 of the Plan is hereby amended by adding the following at the end thereof:

“(d)          ERISA Section 404(c).  The Plan is intended to be an “ERISA Section 404(c) plan” as defined in Department of Labor Regulations Section 2550.404c-1(b).  Pursuant to Department of Labor Regulations Section 2550.404c-1(d)(2)(ii)(E)(4)(viii), the Benefits Committee shall be the fiduciary that shall ensure that (i) sufficient procedures are in place so that information relating to the purchase, holding and sale of Cinergy Stock, and the exercise of voting, tender and similar rights with respect to such securities by Members and Beneficiaries, is maintained in accordance with procedures which are designed to safeguard the confidentiality of such information, except to the extent necessary to comply with federal laws or state laws not preempted by ERISA, (ii) such procedures are being followed and (iii) an independent fiduciary has been appointed to carry out activities relating to any situations which the Benefits Committee determines involve a potential for undue employer influence upon Members and Beneficiaries with regard to the direct or indirect exercise of shareholder rights.”

(i)             Effective with respect to distributions on or after March 28, 2005, Paragraph 2 of Section 6 of the Addendum to the Plan is hereby amended and restated in its entirety to provide as follows:

“2.  Rollovers Included in Determining Value of Account Balance for Involuntary Distributions. For purposes of Subsection 6.2 of the Plan, the value of a participant’s nonforfeitable account balance shall be determined after taking into account that portion of the account balance that is attributable to rollover contributions (and earnings allocable thereto) within the meaning of Sections 402(c), 403(a)(4), 403(b)(8), 408(d)(3)(A)(ii), and 457(e)(16) of the Code.  If the value of the participant’s nonforfeitable account balance as so determined is $1,000 or less, the Plan shall immediately distribute the participant’s entire nonforfeitable account balance.”

IN WITNESS WHEREOF, Cinergy Corp. has caused this Amendment to be executed and approved by its duly authorized officer.

By:	/s/ Timothy J. Verhagen
Timothy J. Verhagen
Vice President of Human Resources

Date:	December 17, 2004